Exhibit 3(ii)
BUSINESS OBJECTS S.A.

A French société anonyme
with a share capital of 6,305,446.10 euros
Registered office : 157-159rue Anatole France
92300 Levallois-Perret
Register of Commerce and Companies Nanterre B 379 821 994

UP-DATED BY LAWS

July 15, 2002

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MEMORANDUM AND ARTICLES OF ASSOCIATION

TITLE I

FORM—NAME—OBJECTS—REGISTERED OFFICE—DURATION

ARTICLE 1—FORM

There is, between the owners of the shares hereinafter issued and of those which could be subsequently issued, a corporation (société anonyme), governed by Part II of the Commercial Code and by the present Memorandum and Articles of Association.

ARTICLE 2—NAME

The name of the company is:

BUSINESS OBJECTS

In all deeds and documents emanating from the company and addressed to third parties, this name must always be immediately preceded or followed by the words “Société anonyme” or the initials “S.A.” and by the mention of the amount of the capital.

ARTICLE 3—OBJECTS

The objects of the company are, directly and indirectly, in France and abroad:

—all operations relating to the design and the sale of products and the rendering of services in the computer industries and in connected industries;

—and generally, any financial, commercial, industrial, civil, real estate or chattels operations related directly or indirectly to the above activities and to any similar or connected activities as well as to any social properties.

Directly and indirectly on its behalf or on behalf of third parties, either alone, or with third parties, by way of creation of new companies, contributions, partnership, subscription, purchase of securities or of social rights, merger, association, or by way of subleasing of any properties or rights.

ARTICLE 4—REGISTERED OFFICE

The registered office of the company is at:

157-159 Rue Anatole France
92300 Levallois-Perret

It may be transferred to any other place within the same district (département) or any adjacent district by decision of the board of directors subject to the ratification of this decision by the next ordinary general meeting of the shareholders.

It may be transferred to any other place pursuant to a resolution of the extraordinary general meeting of the shareholders.

ARTICLE 5—DURATION

The duration of the company shall be of ninety nine (99) years from the date of registration with the Register of Commerce and Companies, except in the event of early dissolution or extension decided by the extraordinary meeting of the shareholders.

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TITLE II

CAPITAL AND SHARES

ARTICLE 6—CAPITAL

The capital of the company is of 6,305,446.10 euros.

It is divided into 63,054,461 shares of 10 cents of euro (0.10) each.

Mr. Albert Eisenstat is a recipient of special advantages resulting from the grant of one warrant entitling to the subscription of 24,000 shares, by the shareholder meeting held on June 21, 1995. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 5.55 euros per share corresponding to the estimated value of a share as of April 25, 1995. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now on, to the subscription of 1.5 shares at a fixed exercise price of 5.55 euros.

Mr. Albert Eisenstat is a recipient of special advantages resulting from the grant of 24,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 19, 1997. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 4.215 euros per share corresponding to the estimated value of a share as of April 25, 1997. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 4.215 euros.

Mr. Vincent Worms is a recipient of special advantages resulting from the grant of 24,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 19, 1997. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 4.215 euros per share corresponding to the estimated value of a share as of April 25, 1997. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 4.215 euros.

Mr. Philippe Claude is a recipient of special advantages resulting from the grant of 24,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 19, 1997. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 4.215 euros per share corresponding to the estimated value of a share as of April 25, 1997. Pursuant to the three-for-two stock split effective March 12,

2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 4.215 euros.

Mr. Arnold Silverman is a recipient of special advantages resulting from the grant of 24,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 19, 1997. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 4.215 euros per share corresponding to the estimated value of a share as of April 25, 1997. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 4.215 euros.

Mr. Arnold Silverman is a recipient of special advantages resulting from the grant of 60,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on April 6, 1994. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 5.55 euros per share corresponding to the estimated value of a share as of January 31, 1993. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 5.55 euros.

Mr. Bernard Charlès is a recipient of special advantages resulting from the grant of 50,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 18, 1998. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 7.37 euros per share corresponding to the estimated value of a share as of June 18, 1998. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 7.37 euros.

Mr. Albert Einsenstat is a recipient of special advantages resulting from the grant of 30,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 18, 1998. The special advantages consist in (i) the granting of such warrants pp without payment as consideration and (ii) the implementing of a fixed exercise price of 7.37 euros per share corresponding to the estimated value of a share as of June 18, 1998. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 7.37 euros.

Mr. Arnold Silverman is a recipient of special advantages resulting from the grant of 30,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 18, 1998. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 7.37 euros per share corresponding to the estimated value of a share as of June 18, 1998. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 7.37 euros.

Mr. Philippe Claude is a recipient of special advantages resulting from the grant of 20,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 18, 1998. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 7.37 euros per share corresponding to the estimated value of a share as of June 18, 1998. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 7.37 euros.

Mr. Vincent Worms is a recipient of special advantages resulting from the grant of 10,000 warrants each entitling to the subscription of one share, by the shareholder meeting held on June 18, 1998. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 7.37 euros per share corresponding to the estimated value of a share as of June 18, 1998. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 7.37 euros.

Mr. Vincent Worms is a recipient of special advantages resulting from the grant of 30,000 warrants giving the right to subscribe to 30,000 shares by the shareholder meeting held on May 4, 1999. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 11.38 euros per share corresponding to the estimated value of a share as of May 3, 1999. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 11.38 euros.

Mr. John Olsen is a recipient of special advantages resulting from the grant of 15,000 warrants giving the right to subscribe to 15,000 shares by the shareholder meeting held on February 6, 2001. The special advantages consist in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 86.95 euros per share corresponding to the estimated value of a share as of February 5, 2001. Pursuant to the three-for-two stock split effective March 12, 2001, each warrant entitles from now, on to the subscription of 1.5 shares at a fixed exercise price of 86.95 euros.

Mr. Bernard Charlès is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 36.13 euros per share corresponding to the estimated market value of one share on June 11, 2001.

Mr. Albert Eisenstat is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 36.13 euros per share corresponding to the estimated market value of one share on June 11, 2001.

Mr. Arnold Silverman is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of 36.13 euros per share corresponding to the estimated market value of one share on June 11, 2001.

Mr. Bernard Bourigeaud is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares by the shareholders meeting held on June 5, 2002. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the benefit from a fixed exercise price per share corresponding to the estimated value of a share as of June 4, 2002.

ARTICLE 7—FORM OF THE SHARES—TRANSFER OF SHARES

7.1  The shares may be held in registered or bearer form, at the shareholder’s discretion, in accordance with regulations applicable to companies listed on a regulated market.

The shares are entered into accounts according to the provisions provided by law and regulations.

The ownership of the registered shares is evidenced by their registration in registered accounts.

The shares entered into accounts are freely transferred by transfer from one account to another.

Prior approval of the transferee is required only for partly paid-up shares.

All costs resulting from the transfer shall be borne by the transferee.

Shares with payments in arrears are not admitted to transfer.

7.2.  Shareholders who, through one or several entities, hold, directly or indirectly via one or several entities, which are controlled by such shareholders under the meaning of article L.233-3 of the Commercial Code, shares or voting rights representing more than 5% of the share capital or voting rights, or any multiple thereof, must notify the Company of the total number of Ordinary Shares or voting rights owned, within 15 days from the date these thresholds have been reached.

The notification obligations would also apply each time the percentage of capital or voting rights falls under 5% or a multiple thereof.

The above notification obligations apply, pursuant to applicable legal regulations and subject to sanctions provided for by applicable laws and regulations, to the intermediary registered with the company or an authorized financial intermediary, on behalf of shareowners which are not resident of France under the meaning of article 102 of the Civil Code.

In the event a shareholder fails to notify the Company, one or several shareholders holding together at least 5% of the share capital or voting rights may request that the shares or voting right certificates be deprived from voting rights for as long as notification is completed and for a two-year period thereafter.

7.3. The Company may request, at its expense, from the entity tracking bearer shares transfer (SICOVAM) communication of the identity and number of shares held by holders of bearer shares.

ARTICLE 8—RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

The rights and obligations attached to a share follow the share to any transferee to whom it may be transferred and the transfer includes all the payable and unpaid dividends and dividends to be payable, as well as, as the case may be, the corresponding share in the reserve funds and provisions.

The ownership of a share shall imply ipso facto the acceptance of the present Memorandum and Articles of Association and of the decision of the general meetings.

In addition to the right to vote which is attached by law to the shares, each share carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares.

Each time it shall be necessary to hold a certain number of shares in order to exercise a right, it will be up to the shareholder(s) missing such number to take the necessary actions to group a sufficient number of shares.

The heirs, creditors, eligible parties or other representatives of a shareholder cannot, for any reason whatsoever, request the affixing of the assets of the company, or ask for their sharing or auction sale, or to interfere in any manner in the management of the company ; they have, in order to exercise their rights, to refer themselves to the inventories and to the resolutions of the shareholders meetings.

The company may require the repurchase, subject to the conditions set forth in article L.228-9 of the Commercial Code, either of all of its shares with a preferential dividend and no voting right, or of a category of such shares, each category being determined by the date at which it has been issued.

ARTICLE 9—PAYING UP OF THE SHARES

The amount to be paid in cash for the subscription of the shares issued with respect to an increase of capital shall be payable according to the terms stipulated by the extraordinary general meeting of the shareholders.

The initial payment shall not be less than one half of the nominal value of the shares at the time of the subscription; it shall include the whole issuing premium, if any.

The remainder, which shall be paid-up in one or several times within a period of five years as from the date of completion of such increase of capital, shall be called upon by the board of directors.

Each shareholder shall be notified of the amount to be paid and of the date at which this amount shall fall due fifteen days at least before that date.

The shareholder who will not have paid at due date the amounts due on his share(s) shall, automatically and without formal notice, owe to the company an interest calculated day per day commencing on due date at the legal rate in commercial matters increased by three points, without prejudice to the personal proceedings that the company may institute against the defaulting shareholder and to the acts of enforcement provided by law.

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TITLE III

MANAGEMENT OF THE COMPANY

ARTICLE 10—BOARD OF DIRECTORS

The company is managed by a board of directors composed of individuals or legal entities, the number of which is determined by the ordinary general meeting of the shareholders within the limits of the law.

A legal entity must, at the time of its appointment, designate an individual who will be its permanent representative on the board of directors. The term of office of a permanent representative is the same as that of the director he represents. When a legal entity dismisses its permanent representative, it must at the same time provide for its replacement. The same applies in case of death or resignation of the permanent representative.

Each director must own at least one share during his term of office.

If, at the time of his appointment, a director does not own the required number of shares or if, during his term of office, he ceases to be the owner thereof, he shall have a period of three months to purchase such number of shares, in default of which he shall be automatically deemed to have resigned.

The directors are appointed for a term of three years. A year corresponds to the period of time between two successive annual ordinary general meetings of shareholders. The duties of a director shall terminate at the close of the ordinary general meeting of shareholders which acts on the accounts of the preceding financial year and is held in the year during which the term of office of said director comes to an end.

The members of the board are renewed in rotation so that the renewal be as equal as possible and in any case complete for each period of three years. Renewal takes place according to seniority. However, when required, the ordinary general meeting may resolve that the order of renewal will be set by a toss drawn in a board meeting.

The directors may always be re-elected ; they may be revoked at any time by decision of the general meeting of the shareholders.

In case of death or resignation of one or several directors, the board of directors may make provisional appointments between two meetings of shareholders.

The appointment(s) so made have to be ratified by the next general meeting of shareholders.

Should the meeting of the shareholders not ratify these provisional appointments, this shall not affect the validity of the prior resolutions and acts of the board of directors.

When the number of directors falls below the minimum required by law, the remaining director(s) must immediately convene the ordinary general meeting of the shareholders, in order to complete the membership of the board of directors.

The director appointed in replacement of another director, whose term of office has not come to its end shall remain in office only for the remaining term of office of his predecessor.

A salaried employee of the company may be appointed as a director. His employment contract shall correspond to a position actually held. In such case, he shall not lose the benefit of his employment contract.

The number of directors bound to the company by an employment contract may not exceed one third of the directors in office.

The number of directors who are more than seventy (70) years old may not exceed one third of the directors in office. Should such quota be reached during the director’s term of office, the appointment of the oldest director would be automatically terminated at the close of the nearest general meeting of the shareholders.

ARTICLE 11—MEETING OF THE BOARD

11.1.  The board of directors shall meet as often as required for the interest of the company.

11.2.  The meetings of the Board of Directors are convened by the Chairman. Notices of meetings may be made by any means, in verbal or written form.

When no meeting of the Board of Directors has taken place for a period of two months, Directors representing at least one third of the members of the Board may request the Chairman to call a Board meeting on a specific agenda. The Chief Executive Officer may also request the Chairman to call a Board of Directors meeting on a specific agenda.

When a workers committee (comité d’entreprise) has been formed, the representatives of such committee, appointed in accordance with the provisions of the Labor Code, shall be invited to attend all meetings of the Board of Directors.

The meetings of the Board of Directors are held at the registered office or at any other place, in France or abroad.

11.3.  The board of directors may not transact business validly unless at least half of its members attend the meeting. A quorum shall be deemed to exist when at least half of the directors are present at the meeting or participate in the meeting via video-conference, subject to the conditions determined by applicable laws and regulations then in effect.

The resolutions of the board of directors shall be carried out at the majority of the directors, present or represented.

It is specified that any and all decisions to grant options to subscribe or to buy stock to a director holding an employment contract, to the Chief Executive Officer or to the Directeur Général Délégué of the Company, if this latter is a director, pursuant to authority granted by the extraordinary general meeting, pursuant to the provisions set forth in articles L.225-177 et seq of the Commercial Code shall be adopted by the affirmative vote of the majority of the directors present or represented at the Board meeting, the interested director, and any other director to whom options to subscribe or to buy stock may be granted, being conclusively refrained from voting.

11.4. Any director may give to another director, by letter, cable or telex, a proxy to be represented at a meeting of the board. However, each director may only dispose of one proxy during each meeting.

11.5. The copies or extracts of the minutes of the board of directors are validly certified by the Chairman of the board of directors, a general manager, the director temporarily delegated in the duties of Chairman or by a representative duly authorized for that purpose.

ARTICLE 12—POWERS OF THE BOARD

The Board of Directors determines the directions of the Company’s activities and oversees their implementation. Within the limits of the company’s corporate purpose and the powers expressly reserved by law to shareholders, the Board addresses and resolves through its deliberations all questions relating to the Company’s good standing. The Board of Directors implements all controls and verifications that it deems appropriate. Each Director receives information necessary to the fulfillment of his or her duties and may request communication of all documents he or she deems appropriate.

ARTICLE 13—CHAIRMAN OF THE BOARD

The Board of Directors elects among its members a Chairman of the Board who must be a natural person. The Board determines the term of office of the Chairman, which may not exceed his or her term of office as a Director. The Board sets the Chairman’s compensation.

In the absence of the Chairman at a given meeting, the Board elects a Director to chair that meeting.

The Chairman of the Board represents the Board of Directors. The Chairman directs and organizes the activities of the Board of Directors and reports to the shareholders on such activities. The Chairman sees that the various bodies of the Company operate correctly and, in particular, that Directors are each able to fulfill their duties.

The Chairman of the Board cannot be more than sixty five (65) years old. Should the Chairman reach that age limit during his term of office as Chairman, his or her office would automatically terminate. Subject to this provision, the Chairman of the Board may always be reelected.

ARTICLE 14—GENERAL MANAGEMENT OF THE COMPANY

The general management of the Company is carried out, under the responsibility of and at the election of the Board of Directors, by either the Chairman of the Board or by another natural person named Chief Executive Officer (“CEO” or “Directeur Général”) by the Board of Directors. The Board selects between these two alternatives at each election or renewal of the Chairman of the Board, or at each election or renewal of the CEO if the office of the Chairman and the office of the CEO are separate.

The CEO, or the Chairman if he or she assumes the duties of the CEO, is vested with the most extensive powers to act under all circumstances on behalf of the Company within the limits of the corporate purpose of the Company, except for those powers expressly granted by law to the meetings of shareholders and those specially reserved to the Board of Directors. The CEO represents the Company vis-a-vis third parties. Any limitation of the CEO’s powers imposed by the Board of Directors is not enforceable vis-a-vis third parties.

The Board determines the term of office and the compensation of the CEO.

The Board of Directors, upon the proposal made by the CEO or the Chairman of the Board if he or she assumes the duties of the CEO, may appoint one or more persons, subject to limitations set forth by the law, to assist the office of the CEO. Such persons may be Directors or non Directors, must be natural persons, and have the title of “Directeur Général Délégué”.

Each Directeur Général Délégué can be dismissed at any time by the Board of Directors, upon proposal made by the CEO or the Chairman of the Board if he or she assumes the duties of the CEO.

In the event of death, resignation or dismissal of the CEO or the Chairman of the Board if he or she assumes the duties of the CEO, each Directeur Général Délégué stays in office, unless the Board of Directors resolves otherwise, until a new CEO is appointed.

With the agreement of the CEO or the Chairman of the Board if he or she assumes the duties of the CEO, the Board of Directors determines the powers and duration of such powers delegated to each Directeur Général Délégué. The Board sets his remuneration. When a Directeur Général Délégué is a director, his term of office may not exceed that of his directorship.

Vis-a-vis third parties, each Directeur Général Délégué has the same powers as the CEO or the Chairman of the Board if he or she assumes the duties of the CEO.

The CEO and the Directeur Général Délégué cannot be more than sixty five (65) years old. Should the CEO or the Directeur Général Délégué reach that age limit during his term of office as CEO or as Directeur Général Délégué, his or her office would automatically terminate. This term may be prolonged however until the next meeting of the Board during which the new CEO or Directeur Général Délégué will be appointed. Subject to this provision, the CEO and the Directeur Général Délégué may always be reelected.

ARTICLE 15—AGREEMENTS SUBJECT TO PRIOR AUTHORIZATION OR DISCLOSURE

15.1.  Any sureties, endorsements and guarantees granted by the company must be authorized by the board of directors as provided by law.

15.2.  Any agreement to be entered into, directly or indirectly, between the Company and its Directors, Chief Executive Officer, Directeur Général Délégué, a shareholder owning at least 5% of the voting rights, or if such shareholder is a company, the company controlling such shareholder under the meaning of article L.233-3 of the Commercial Code, must be submitted to the prior authorization of the Board of Directors.

Such prior authorization is also required for transactions in which one of the persons listed in the first paragraph above has an indirect interest.

Such prior authorization is also required for agreement between the Company and another enterprise, should one of the Company’s Director, Chief Executive Officer, or Directeur Général Délégué own such other enterprise or be an unlimited liability partner, director, general manager, member of the supervisory board or more generally a member of the management of the other enterprise.

Agreements which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary, are not subject to the prior authorization of the Board of Directors. Nevertheless, such agreements must be disclosed by the interested party to the Chairman of the Board. The list and purpose of such agreements must be communicated by the Chairman of the Board to the Board of Directors and to the statutory auditors

ARTICLE 16—PROHIBITED AGREEMENTS

Directors, other than legal entities, are forbidden to contract, in any form whatsoever, loans from the company, to secure an overdraft from it, as a current account or otherwise, and to have the company guarantee or secure their commitments toward third parties.

The same prohibition applies to a Directeur Général Délégué and to the permanent representatives of legal entities which are directors. It also applies to spouses, ascendants and descendants of the persons referred to in this article, as well as to all interposed persons.

ARTICLE 17—STATUTORY AUDITORS (Commissaires aux comptes)

Audits of the company shall be carried out, as provided by law, by one or more statutory auditors legally entitled to be elected as such. When the conditions provided by law are met, the company must appoint at least two supervisory auditors.

Each statutory auditor shall be appointed by the ordinary general meeting.

One or more deputy statutory auditors, who may be called to replace the regular statutory auditors in the case of death, disability, resignation or refusal to act of the latter, shall be appointed by an ordinary general meeting.

Should the general ordinary meeting of the shareholders fail to elect a statutory auditor, any shareholder can claim in court that one be appointed, provided that the Chairman of the board of directors be duly informed. The term of office of the statutory auditor appointed in court will end upon the appointment of the statutory auditor(s) by the general ordinary meeting of the shareholders.

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TITLE IV

MEETINGS OF SHAREHOLDERS

ARTICLE 18

The general meetings of shareholders shall be convened and held as provided by law.

The meetings of shareholders are held at the registered office or at any other place mentioned in the convening notices.

The right to take part in a general meeting of shareholders:

For holders of registered shares is subject to the registration of the shareholder in the books of the company, at least one business day prior to the date of the meeting.

For holders of bearer Ordinary Shares is subject to the filing, at least one business day prior to such shareholders’ meeting, of a certificate stating that shares are not transferable until the date of such shareholders’ meeting.

A shareholder who cannot attend the meeting in person may choose either :

—to give a proxy to another shareholder or to his/her spouse, or

—to vote by mail, or

—to send to the company a proxy without any indication of the name of the representative;

within the terms and conditions provided by law and these by-laws.

Upon the decision of the board of directors published in the notice of any shareholders meeting, shareholders may, subject to the provisions of and procedures under applicable laws, send their proxy or voting instructions either on paper or using a teletransmission mean.

To be taken into account, the proxies and the forms of vote by mail must be deposited with the company at least one business day prior to the date of the meeting.

Meetings of shareholders are presided over by the Chairman of the board of directors or in his absence, by a director specially authorized for that purpose by the board. If no Chairman has been appointed, the meeting elects its Chairman.

The two members of the meeting having the greatest number of votes and who accept that role, are appointed as scrutineers. The officers of the meeting appoint a secretary, who may be a non-shareholder.

An attendance sheet is drawn up, in accordance with the law.

The ordinary general meeting of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented, hold at least one fourth of the voting shares. Upon second convening notice, the general meeting may transact business validly whatever the number of shareholders present or represented.

The resolutions of the ordinary general meeting shall be carried out at the majority vote of the shareholders, present or represented.

The extraordinary general meetings of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented by proxy, hold at least one third of the voting shares. Upon second convening notice, the extraordinary general meeting may transact business validly only if the shareholders present or represented by proxy hold at least one fourth of the voting shares.

The resolutions of the extraordinary general meeting shall be carried out at a two third majority vote of the shareholders, present or represented.

The copies or extracts of the minutes of the meeting are certified by the Chairman of the Board, by the Chief Executive Officer, by a Director acting as Directeur Général Délégué, or by the Secretary of the meeting.

The ordinary and extraordinary meetings of shareholders exercise their respective powers as provided by law.

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TITLE V

RESULTS OF THE COMPANY

ARTICLE 19—FINANCIAL YEAR

Each fiscal year is of one year beginning on January 1 and ending on December 31.

ARTICLE 20—PROFITS—LEGAL RESERVE FUNDS

Out of the profit of a fiscal year, reduced by prior losses if any, an amount equal to at least 5 % thereof is first deducted in order to form the legal reserve fund provided by law. This deduction is no longer required when the legal reserve fund amounts to one tenth of the capital of the company.

Distributable profit is the profit of a fiscal year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.

ARTICLE 21—DIVIDENDS

If there results a distributable profit from the accounts of the fiscal year, as approved by the general meeting, the general meeting may decide to allocate it to one or several reserve funds, the appropriation or use of which it shall determine, or to carry it forward or to distribute it as dividends.

Furthermore, after having established the existence of reserves which it may dispose of, the general meeting may decide the distribution of amounts paid out of such reserves. In such case, the payments shall be made. However, the dividends shall be set off by priority on the distributable profit of the financial year.

The general meeting shall determine the terms of payment of dividends ; failing such determination, these terms shall be determined by the board of directors.

However, the dividends must be declared payable no more than nine months following the close of the financial year.

The general meeting deciding upon the accounts of a fiscal year will be entitled to grant to each shareholder, for all or part of the distributed dividends, an option between payment in cash or in shares.

Similarly, should the ordinary general meeting resolve the distribution of interim dividends pursuant to article L.232-12 of the Commercial Code, it will be entitled to grant to each shareholder an interim dividend and, for all or part of the said interim dividend, an option between payment in cash or in shares.

The offer of payment in shares, the price and the conditions as to the issuing of such shares, together with the request for payment in shares and the conditions of the completion of the capital increase will be governed by the law and regulations.

When a balance sheet, drawn up during, or at the end of the fiscal year, and certified by the statutory auditor(s), shows that the company, since the close of the preceding fiscal year, after having made the necessary depreciations and provisions and after deduction of the prior losses, if any, as well as of the amounts which are to be allocated to the reserve fund provided by law or by the by-laws, has made profits, the board of directors may resolve the distribution of interim dividends prior to the approval of the accounts of the fiscal year, and may determine the amount thereof and the date of such distribution. The amount of such interim dividends cannot exceed the amount of the profits as defined in this paragraph. In this case, the option described in the preceding paragraph shall not be available.

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TITLE VI

DISSOLUTION—LIQUIDATION

ARTICLE 22—PREMATURE DISSOLUTION

The extraordinary general meeting may at any time declare the dissolution of the company before the expiration of its stated duration under the present Memorandum and Articles of Association.

ARTICLE 23—LOSS OF ONE HALF OF THE CAPITAL OF THE COMPANY

If, as a consequence of losses showed by the company’s accounts, the net assets (capitaux propres) of the company are reduced below one half of the capital of the company, the board of directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders in order to decide whether the company ought to be dissolved before its statutory term.

If the dissolution is not declared, the capital must, at the latest at the end of the second fiscal year following the fiscal year during which the losses were established and subject to the legal provisions concerning the minimum capital of sociétés anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

In the absence of the meeting of shareholders, or in the case where this meeting has not been able to validly act, any interested party may institute legal proceedings to dissolve the company.

ARTICLE 24—EFFECT OF THE DISSOLUTION OF THE COMPANY

The company is in liquidation as soon as it is dissolved for any reason whatsover. It continues to exist as a legal entity for the needs of this liquidation until the liquidation is completed.

During the period of the liquidation, the general meeting shall retain the same powers it exercised during the life of the company.

The shares shall remain transferable until the completion of the liquidation proceedings.

The dissolution of the company is only valid vis a vis third parties as from the date at which it is published at the register of commerce.

ARTICLE 25—APPOINTMENT OF LIQUIDATORS—POWERS

Upon the expiration of the term of existence of the company or in the case of its premature dissolution, the meeting of the shareholders shall decide the method of liquidation and appoint one or several liquidators whose powers it will determine. The liquidators will exercise their duties according to the law. The appointment of the liquidator(s) terminates the offices of the directors.

ARTICLE 26—LIQUIDATION—CLOSING

After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the amount paid for their shares and not amortized.

The balance, if any, shall be divided among all the shareholders.

The shareholders shall be convened at the end of the liquidation in order to decide on the final accounts, to discharge the liquidator from liability for his acts of management and the performance of his office, and to take notice of the closing of the liquidation.

The closing of the liquidation is published as provided by law.

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TITLE VII

NOTIFICATIONS

ARTICLE 27—NOTIFICATIONS

All notifications provided for in the present Memorandum and Articles of Associations shall be made either by registered mail with acknowledgment of receipt or by process server. Simultaneously a copy of the notification shall be sent to the recipient by ordinary mail.

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